July 12, 2010

Bancolombia S.A.,
Carrera 48 No. 26- 85 Avenida Los Industriales,
Medellín,
Colombia.

Ladies and Gentlemen:

We have acted as special Colombian counsel of Bancolombia S.A., a corporation organized as a sociedad anónima under the laws of the Republic of Colombia (the “Bank”), in connection with the public offering and registration under the United States of America (the “United States”) Securities Act of 1933 (the “Act”) of an unspecified aggregate initial offering price or number of (i) debt securities (the “Debt Securities”) of the Bank, (ii) preferred shares (the “Preferred Shares”) of the Bank, which Preferred Shares may be represented by American Depositary Shares (“ADSs”) evidenced by American Depositary Receipts (“ADRs”) to be issued pursuant to the Deposit Agreement as amended on January 14, 2008 (the “Deposit Agreement”) among the Bank, The Bank of New York, as depositary, and the owners and beneficial owners of ADRs issued thereunder, and (iii) rights to subscribe Preferred Shares (or ADS representing Preferred Shares) (the “Rights” and together with the Debt Securities and the Preferred Shares, the “Securities”), as more fully described in the registration statement (the “Registration Statement”) on Form F-3 to be filed by the Bank with the United States Securities and Exchange Commission pursuant to the Act.

                We have examined the corporate charter and by-laws (Estatutos) of the Bank. We have also examined the corporate proceedings relating to the authorization and issuance of the Securities. We have also examined such corporate records, certificates and other documents, and such questions of laws as we have considered necessary or appropriate for the purposes of this opinion.

In stating our opinion, we have assumed the genuineness of all signatures on original or certified copies, the authenticity of documents submitted to us as originals and the conformity to original or certified copies, of all copies submitted to us as certified or reproduction copies.

Based upon the foregoing and such further examination and inquiries as we have deemed necessary, we advise you that, in our opinion:

(1)	The Bank is a corporation duly organized as a sociedad anónima and validly existing under the laws of the Republic of Colombia.

Gómez Pinzón Zuleta Abogados  • Teléfono: (571) 319 2900 • Fax: (571) 321 0295
Calle 67 # 7-35 Of.1204 • Bogotá, Colombia •  www.gpzlegal.com

(2)
In connection with the issuance, offer and sale of Debt Securities to be issued under the indenture, between the Bank and The Bank of New York, as Trustee (the “Indenture”) and the performance of the Bank’s obligations thereunder, substantially in the form of the exhibit to the Registration Statement, (i) when all applicable governmental approvals are obtained and all necessary filings and registrations with any governmental authority, agency or body are effective, (ii) when all necessary corporate actions are taken by the Bank, including actions taken by the General Shareholders’ Meeting and the Board of Directors of the Bank or a combination of such bodies, (iii) when a definitive underwriting, purchase or similar agreement relating to the issuance, offer and sale of the Debt Securities is duly authorized, executed and delivered by all parties thereto, including the Bank, (iv) when the Indenture is duly executed and delivered by all parties thereto, including the Bank, (v) when the Debt Securities are duly executed and delivered by the Bank and, to the extent required by the Indenture, duly authenticated and countersigned, and (vi) when the Debt Securities are sold and delivered to, and fully paid for by, the purchasers at a price specified in, and in accordance with the terms of, such definitive underwriting, purchase or similar agreement, then the Debt Securities will constitute valid, binding and enforceable obligations of the Bank.

(3)
In connection with the issuance, offer and sale of the Preferred Shares, (i) when all applicable governmental approvals are obtained and all necessary filings and registrations with any governmental authority, agency or body are effective, (ii) when all necessary corporate and shareholder actions are taken by the Bank and its shareholders, including actions taken by the General Shareholders’ Meeting and the Board of Directors of the Bank or a combination of such bodies (iii) when a definitive underwriting, purchase or similar agreement relating to the issuance, offer and sale of the Preferred Shares is duly authorized, executed and delivered by all parties thereto, including the Bank, and (iv) when the Preferred Shares are sold and delivered to, and fully paid for by, the purchasers at a price specified in, and in accordance with the terms of, such definitive underwriting, purchase or similar agreement, then the Preferred Shares will be duly authorized, validly issued, fully paid and non-assessable.

(4)
In connection with the issuance, offer and sale of the Rights, (i) when all applicable governmental approvals are obtained and all necessary filings and registrations with any governmental authority, agency or body are effective, (ii) when all necessary corporate and shareholder actions are taken by the Bank and its shareholders, including actions taken by the General Shareholders’ Meeting and the Board of Directors of the Bank or a combination of such bodies, then the Rights will be duly authorized, validly issued, fully paid and non-assessable, and (iii) when the Rights are sold and delivered to, and fully paid for by, the purchasers at a price specified in, and in accordance with the terms of, a definitive underwriting, purchase or similar agreement, then the Rights will be duly authorized, validly issued, fully paid and non-assessable.

           This opinion is subject to the following qualifications. Under the laws of Colombia, the choice of New York law as governing law would be recognized subject to the proof of the provisions of the applicable New York Law in the manner provided for in such proceedings in Colombia. In any proceeding in Colombia to enforce a New York Law Document, the court would interpret the provisions of the New York Law Document by reference to New York Law provided that the provisions of New York Law do not violate the public order Laws of Colombia.

Gómez Pinzón Zuleta Abogados  • Teléfono: (571) 319 2900 • Fax: (571) 321 0295
Calle 67 # 7-35 Of.1204 • Bogotá, Colombia •  www.gpzlegal.com

The courts of Colombia would give effect to and enforce a final judgment rendered by any court of the State of New York or any courts outside of Colombia through a procedural system provided for under Colombian law known as “exequatur”, subject to the provisions of Article 693 of the Colombian Code of Civil Procedure (Código de Procedimiento Civil) which requires that there be reciprocity in the recognition of foreign judgments between the courts of the relevant jurisdiction and the courts of Colombia and subject to compliance with provisions of Article 694 of the Colombian Code of Civil Procedure (Código de Procedimiento Civil). The pertinent provisions of such articles as they would affect a judgment obtained in a foreign court are as follows: (a) the foreign judgment presented in Colombia for enforcement does not conflict with public order laws of Colombia, other than Laws governing procedure; (b) the foreign judgment, in accordance with the laws of the country when was rendered, is final and a duly certified and authenticated copy has been presented to the court in Colombia; (c) no proceedings are pending in Colombia with respect to the same cause of action and no final judgment has been awarded in Colombia in any proceeding on the same subject matter and between the same parties; (d) in the proceedings commenced in the foreign court which issued the judgment, the defendant was served process in accordance with the law of such jurisdiction and in a manner reasonably designed to give an opportunity to the defendant for the defense of the action; and (e) the judgment obtained in a foreign court will not adjudicate property rights over assets located in Colombia at the time of commencement of the proceeding pursuant to which such judgment was obtained. Proceedings for execution of a money judgment by attachment or execution against any assets or property located in Colombia would be within the exclusive jurisdiction of Colombian courts. Bankruptcy proceedings, composition, liquidation, creditor’s arrangements proceedings, annulment of corporate resolutions, repossession, and proceedings in connection with “in rem” actions over assets located in Colombia would also be within the exclusive jurisdiction of Colombian courts.

The United States and Colombia do not have any bilateral treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters, but the Supreme Court of Colombia has accepted that reciprocity exists when it has been proven either that a United States court has enforced a Colombian judgment or that a United States court would enforce a foreign judgment including a judgment issued by a Colombian court.

The enforcement of the Debt Securities, the Preferred Shares and the Rights may be limited: (a) by applicable laws relating to the enforcement of creditors’ rights generally, and any proceeding for enforcement in Colombia would be subject to the applicable limitation on actions by prescription, limiting the period for commencement for actions in Colombia; (b) articles 823 of the Colombian Code of Commerce (Código de Comercio) and 260 of the Colombian Code of Civil Procedure (Código de Procedimiento Civil)pursuant to which any proceeding in Colombia require that a translation into Spanish be the basis for enforcement, in any event of a disagreement over the meaning of the translation, the official Spanish translation will govern rather than the original English text for purposes of such proceeding; (c) applicable laws pursuant to which indemnification provisions are not enforceable if there has been gross negligence or willful misconduct from the indemnified party; and (d) in any proceeding filed, commenced or brought to a court in Colombia, service of notice to the parties will be made in accordance with the provisions of the Colombian Code of Civil Procedure (Código de Procedimiento Civil) and contractual provisions regarding service of process will not be enforceable.

Gómez Pinzón Zuleta Abogados  • Teléfono: (571) 319 2900 • Fax: (571) 321 0295
Calle 67 # 7-35 Of.1204 • Bogotá, Colombia •  www.gpzlegal.com

Furthermore, we express no opinion as to whether a court in any proceeding in Colombia would give effect to certain provisions that may be limited by: (i) applicable procedural rules that do not allow waivers of immunity and service of process by private companies within Colombia and pursuant to which any immunity from proceedings (jurisdiction, execution or attachment) which might in the future be available under Colombian law may not be validly waived in advance; and (ii) the unavailability under Colombian law of equitable remedies or injunctive relief, except for fundamental constitutional rights.

We are licensed to practice law in Colombia and we do not hold ourselves out as being conversant with, and express no opinion as to, the laws of any jurisdiction other than those of Colombia. This opinion is limited to matters of Colombian law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the Securities” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

 /s/ GÓMEZ-PINZÓN ZULETA ABOGADOS S.A.

Gómez Pinzón Zuleta Abogados  • Teléfono: (571) 319 2900 • Fax: (571) 321 0295
Calle 67 # 7-35 Of.1204 • Bogotá, Colombia •  www.gpzlegal.com